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THE BOEING COMPANY

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[The following letter was sent by The Boeing Company to certain institutional holders of Boeing common stock beginning on April 16, 2003.]

April 16, 2003

Dear                             :

I am writing to solicit your support for the position of Boeing and its Board of Directors on proposals to be voted on at the Company’s annual meeting on April 28, 2003.

We urge you to view these proposals in the context of the Company’s and the Board’s long-standing commitment to sound corporate governance practices for the benefit of the Company’s shareholders. In this connection, we would like to bring to your attention that all members of the Board’s audit, compensation and governance committees are independent under current and proposed NYSE standards, as are all but two of the Board’s eleven members.

I would like to take this opportunity to highlight some of the issues relating to the following proposals:

•	the Board’s recommendation of a vote FOR approval of the Company’s 2003 Incentive Stock Plan, and

•	the Board’s recommendation of a vote AGAINST the following shareholder proposals (which, along with the Company’s responses, are contained in Enclosure I with this letter):

•	to require the annual election of directors

•	to require prior shareholder approval of shareholder rights plans

•	to require simple majority vote

•	to require prior shareholder approval of severance agreements, and

•	to require the Company to implement a specified human rights policy with auditing by outside agencies.

BOEING 2003 INCENTIVE STOCK PLAN (Item 2):  The proposed Plan requests 30 million new shares, which is approximately 3.75% of the Company’s outstanding shares. The Board can add three million more shares if needed in connection with an acquisition. The Board believes that with the additional shares authorized by the Plan, basic dilution is maintained at a reasonable level of approximately 11.97%, while the Plan provides appropriate incentives and aligns executive compensation with shareholder interests. Approximately 6.9 million shares are available for grant prior to the 2004 annual meeting under the Company’s existing incentive stock plans, which is not sufficient for market-competitive grant levels.

The Board believes that the dilutive impact of the proposed Plan should be viewed in the context of the Plan’s intended use, which is primarily to fund our performance share program. Performance shares are closely aligned with shareholder interests because they provide awards that are payable in shares of stock only if established stock price appreciation hurdles are achieved within the defined performance period. This is different from restricted stock grants, which are full-value shares that automatically vest over a specified time period regardless of performance. It is also different from traditional stock options, which provide participants realizable value for any appreciation in stock price over the grant price. Non-performance based full-value awards are limited to six million shares, with a sublimit of three million shares for stock awards or restricted stock or stock unit awards that vest based on continuous service of less than three years.

SHAREHOLDER PROPOSALS:  We oppose the following shareholder proposals because we believe they inappropriately limit the flexibility of the Board and could be disadvantageous from a competitive point of view, and therefore are not in the best interests of our shareholders. We also oppose these proposals for the reasons that follow.

CLASSIFIED BOARD STRUCTURE (Item 6):  This proposal would eliminate the Company’s current staggered or classified Board structure. The purpose of the classified Board is to safeguard the Company against the efforts of a third party intent on quickly taking control of the business and not paying fair value for the business and its assets. The classified Board gives directors the time and leverage necessary to evaluate any proposal, negotiate on behalf of all shareholders and weigh alternatives for maximizing shareholder value. An independent Board will use this tool for the benefit of all shareholders. We believe a classified Board that gives independent directors an assured three-year term strengthens their independence. We also believe that electing directors to three-year terms provides stability and continuity, and enhances the ability of the Board to engage in long-term strategic planning.

SHAREHOLDER RIGHTS PLANS (Item 7):  This proposal calls for the Board to redeem any existing rights plan and not adopt or extend any future rights plan without submitting it to a prior shareholder vote. The Board has no current intention of establishing such a plan. Proposal 7, if implemented, would limit the ability of a future Board to exercise its fiduciary duties based on the facts and circumstances that may then exist. The Board’s ability to put a rights plan in place is an important tool in protecting the Company’s shareholders from unfair and abusive takeover bids. The studies cited in the proxy statement conclude that companies with shareholder rights plans received higher takeover premiums than target companies without such plans. Without the ability to put a shareholder rights plan in place, the Board would lose important bargaining power in negotiating with an acquiring company for the benefit of all shareholders. Consequently, the Board believes that this proposal, which would inappropriately bind future Boards, is not in the best interests of the Company’s shareholders.

SIMPLE MAJORITY VOTE (Item 8):  This proposal would eliminate a shareholder-approved provision of the Company’s certificate of incorporation that requires a vote of holders of at least 75% of the outstanding shares for approval of certain fundamental changes involving the Company, including approval for significant transactions such as mergers with “interested shareholders” unless disinterested directors make certain approvals or findings regarding the fairness of the transaction for all shareholders. We believe the Board is in the best position to evaluate the adequacy and fairness of proposed offers, to negotiate on behalf of all shareholders, and to protect shareholders against abusive tactics during a takeover process and self-interested actions by one or a few large shareholders.

SEVERANCE AGREEMENTS (Item 9):  This proposal, which seeks prior shareholder approval for severance agreements with senior executives if there is a change in control of the Company, would be competitively disadvantageous to the Company. The Company currently does not have severance agreements with its executive officers. However, the imposition of a prior shareholder approval requirement before the Company could enter into severance agreements would make it difficult for the Company to attract new executives and to provide competitive employment packages in a timely manner. Obtaining shareholder approval prior to entering into a severance agreement suited to particular situations and circumstances is simply impractical.

IMPLEMENTATION OF HUMAN RIGHTS POLICY (Item 5):  This proposal asks the Company to commit to developing a comprehensive human rights policy that incorporates the Universal Declaration of Human Rights and is monitored by outside agencies. Specifically, the proposal calls “for implementing these commitments and policies throughout our company’s global operations that provides for a secure and independent complaint mechanism, provisions for consultation with local affected communities, provisions for social auditing by credible independent agencies, and provisions for annual public reporting.” Boeing is committed in its international as well as its domestic operations to operating with integrity and the highest ethical business principles. However, the proposal, which includes provisions for outside monitoring, auditing and reporting requirements, would be unnecessarily costly and burdensome to the Company and is not in the best interests of the shareholders.

I appreciate your time and attention to these matters, which could significantly impact the Company’s competitive position. Thank you for your continued support.

Very truly yours,

/s/    JAMES C. JOHNSON

James C. Johnson

Senior Vice President, Corporate Secretary &

Assistant General Counsel

Enclosure

ITEM 6.  SHAREHOLDER PROPOSAL ON ANNUAL ELECTION OF DIRECTORS

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

A VOTE AGAINST THIS PROPOSAL.

A shareholder has advised the Company that he intends to present the following resolution at the Annual Meeting. In accordance with the applicable proxy statement regulations, the proposed resolution and supporting statement, for which the Board of Directors and the Company accept no responsibility, are set forth below. Approval of this proposal would require the affirmative vote of a majority of the outstanding shares of Boeing stock present in person or by proxy and entitled to vote at the Annual Meeting.

Shareholder Resolution

Elect Each Director Annually

Shareholders recommend that each director be elected annually. This proposal recommends that our company’s governing documents be amended accordingly. This includes the bylaws.

This proposal will not affect the unexpired terms of directors elected to the board at or prior to the upcoming annual meeting.

Proponent’s Supporting Statement

Strong Institutional Investor Support

Annual election of each director is a Council of Institutional Investors www.cii.org core policy. The Council of Institutional Investors’ recommendation is documented in Council Policies, Core Policies, Item 1, approved March 25, 2002.

Serious Challenges Faced by our Company

Shareholders believe that the serious challenges faced by our company in the past year demonstrate a need for shareholders to vote annually regarding each director:

1) Boeing acknowledged that it will fall behind Airbus. Airbus expects to make 300 deliveries in 2003 compared to Boeing’s 285 deliveries.

2) Low demand for 747s, 757s and 767s results in production of only one of each per month.

3) 737 rudder fix to cost Boeing nearly $1 billion.

4) Boeing shares slip to $30, well off the 52-week high of $51, as Boeing targets its 30,000th job for elimination.

5) Boeing commercial satellite and launch business may be several years from recovery.

6) Boeing will take a $250 million charge due to the battered airline industry.

7) Even more unsettling for investors, Boeing could be forced to take a much larger charge if United Airlines files for bankruptcy.

This proposal topic won more than 50% of the yes-no votes at our 1999 and 2002 annual meetings in spite of vote tabulation problems (1999). Source for vote tabulation problems: “Shareholder Proponent Encounters Voting Glitches at Two Targets,” Corporate Governance Highlights, 05/07/99.

Shareholder resolutions should be binding

Shareholder resolutions should be binding according to Business Week in “The Best & Worst Boards” cover-page report, October 7, 2002.

Elect Each Director Annually

Adopt Proposed Topic That Won Our 50%-Plus Approval

Yes on 6

Board of Directors’ Response

The Board of Directors continues to believe that this proposal to abolish the current classified board structure and elect the entire Board of Directors annually is not in the best interests of the Company and its shareholders and recommends a vote against the proposal.

The current classified board structure has been in place since it was approved by the shareholders in 1986. Under the Company’s by-laws, the Board of Directors is divided into three classes with directors elected to staggered three-year terms. Approximately one-third of the directors stand for election each year, and the entire Board can be replaced in the course of three annual meetings, all held within approximately two years. An active, professional board benefits in many ways from classifying its directors. Most notable among these benefits are enhanced ability to resist unfair and abusive takeover tactics, increased stability, improved long-term planning and strengthened director independence.

A major purpose of a classified board structure is to enhance the Board of Directors’ ability to negotiate the best results for shareholders in a takeover situation. A classified board structure encourages a person seeking to obtain control of the Company to negotiate with the Board. At least two annual meetings will be required to effect a change in control of the Board. This gives the incumbent directors the time and leverage necessary to evaluate the adequacy and fairness of any takeover proposal, negotiate on behalf of all shareholders and weigh alternative methods of maximizing shareholder value for all shareholders. It is important to note, however, that although the classified board is intended to cause a person seeking to obtain control of the Company to negotiate with the Board, the existence of a classified board will not, in fact, prevent a person from accomplishing a hostile acquisition.

The three-year staggered terms are designed to provide stability and ensure that a majority of the Company’s directors at any given time have prior experience as directors of the Company. This ensures that the Board of Directors has solid knowledge of the Company’s complex business and products, as well as its product strategy. Directors who have experience with the Company and knowledge about its business and affairs are a valuable resource and are better positioned to make the fundamental decisions that are best for the Company and its shareholders. The Board observes that numerous well-respected U.S. corporations and institutional investors have classified boards, including over 60% of the S&P 500 companies.

In addition, electing directors to staggered three-year terms enhances long-term strategic planning. The continuity made possible by the classified board structure is essential to the proper oversight of a company like ours that has high-technology products and programs that require major investments to be made over long periods of time. In the opinion of the Board, electing directors to three-year, as opposed to one-year, terms also enhances the independence of nonmanagement directors by providing them with a longer assured term of office.

The Board of Directors believes that the benefits of the current classified board structure do not come at the cost of directors’ accountability to shareholders and that directors elected to three-year terms are just as accountable to shareholders as directors elected annually, since all directors are required to uphold their fiduciary duties to the Company and its shareholders, regardless of the length of their term of office. In our view, the annual election of one-third of the directors provides shareholders with an orderly means to effect change and communicate their views on the performance of the Company and its directors.

Although the proponent asserts that the proposal “won” more than 50% of the vote at two of the past three annual meetings, the proposal did not pass under the requirements of Delaware law each year the proponent has submitted it for a shareholder vote. The facts are that in 2002, the proposal did not pass, receiving 49.48% of the shares present and entitled to vote, which represented only 34.17% of all outstanding shares eligible to vote; in 2001, the proposal received 45.06% of the shares present and entitled to vote, which represented only 32.41% of all outstanding shares eligible to vote; in 2000, the proposal received 48.36% of the shares present and entitled to vote, which represented only 31.50% of all outstanding shares eligible to vote; and in 1999, the proposal received 49.89% of the shares present and entitled to vote, which represented only 31.60% of all outstanding shares eligible to vote.

As part of its ongoing review of corporate governance, the Board of Directors and its Governance and Nominating Committee have carefully considered and evaluated the proposal, after being briefed on the proposal’s historical, policy, financial and legal implications. The Board has concluded that its classified board structure continues to be in the best interests of the Company and its shareholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

A VOTE AGAINST PROPOSAL 6.

ITEM 7.  SHAREHOLDER PROPOSAL ON SHAREHOLDER RIGHTS PLANS

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

A VOTE AGAINST THIS PROPOSAL.

A shareholder has advised the Company that he intends to present the following resolution at the Annual Meeting. In accordance with the applicable proxy statement regulations, the proposed resolution and supporting statement, for which the Board of Directors and the Company accept no responsibility, are set forth below. Approval of this proposal would require the affirmative vote of a majority of the outstanding shares of Boeing stock present in person or by proxy and entitled to vote at the Annual Meeting.

Shareholder Resolution

Shareholder Vote Regarding Poison Pills

This topic won an average 60%-yes vote at 50 companies in 2002

I recommend that our Board of Directors redeem any poison pill previously issued (if applicable) and not adopt or extend any poison pill unless such adoption or extension has been submitted to a shareholder vote.

This topic won an average 60% yes vote at 50 companies in 2002 according to the Investor Responsibility Research Center tabulation on Average Voting Results, December 2002.

Proponent’s Supporting Statement

Harvard Report

A 2001 report by Harvard Business School authors found that good corporate governance (which took into account whether a company had a poison pill) was positively and significantly related to company value. The report is titled “Corporate Governance and Equity Prices,” July, 2001. The Harvard University authors are Paul A. Gompers and Joy L. Ishii.

Certain governance experts believe that a company with good governance will perform better over time, leading to a higher stock price. These experts include the investors cited in “Investors Will Pay for Good Governance,” Directors & Boards, Fall 2001.

Since the 1980s Fidelity, a mutual fund giant with $800 billion invested, has withheld votes for directors at companies that have approved poison pills, Wall Street Journal, June 12, 2002.

This proposal topic won more than 50% of our yes-no votes at our 2002 shareholder meeting.

Challenges Faced by our Company

I believe that the challenges faced by our company in the past year demonstrate a need for:

1) Shareholders to have an input on any poison pill considered by our company.

2) And that our management not be sheltered in their jobs by preventing a shareholder vote on a poison pill. A pill could prevent the emergence of a more capable management team in my view.

Council of Institutional Investors Recommendation

The Council of Institutional Investors www.cii.org, an organization of 120 pension funds investing $1.5 trillion, called for shareholder approval of poison pills. The Council of Institutional Investors’ recommendation is validated in Council Policies, Corporate Governance Policies, General Principles, Shareholder Voting Rights, Item 5.b, approved March 25, 2002.

In recent years, various companies have redeemed their pill or sought shareholder input on their pill. This includes Columbia/HCA, McDermott International and Airborne, Inc. Source: The Motley Fool, June 13, 1997 for Columbia/HCA, Labors Money, Fall 2001 for McDermott International and Airborne, Inc. Feb. 15, 2002 news release for Airborne, Inc. I believe that our company should follow suit and allow shareholders a vote on this key issue.

Allow Shareholder Vote Regarding Poison Pills

Yes on 7

Board of Directors’ Response

This proposal asks the Company’s shareholders to redeem or submit to a shareholder vote any shareholder rights plan (sometimes called a “poison pill”). The Board of Directors recommends a vote against the proposal. Although the Company does not currently have a shareholder rights plan, the Board believes its ability to adopt such a plan remains important because it protects shareholders from unfair and abusive takeover tactics and helps maximize shareholder value.

A major function of a shareholder rights plan is to give a board of directors a greater period of time within which to properly evaluate an acquisition offer. A second major function of the plan is to induce a bidder for the company to negotiate with a board and thus strengthen a board’s bargaining position vis-à-vis the bidder. The rights plan thus enables a board, as elected representatives of the shareholders, to better protect and further the interests of shareholders in the event of an acquisition proposal. A board gains the opportunity and additional time to determine if an offer reflects the full value of the company and is fair to all shareholders and, if not, to reject the offer or to seek an alternative that meets these criteria.

A shareholder rights plan adopted by the Company would not preclude unsolicited, nonabusive offers to acquire the Company at a fair price. Instead, a rights plan strengthens the Board’s ability, in the exercise of its fiduciary duties, to protect and maximize the value of shareholders’ investment in the Company in the event of an attempt to acquire control of the Company. As such, rights the plan would not affect any takeover proposal the Board determines to be in the best interests of shareholders. The overriding objective of the Board remains the preservation and the maximization of the Company’s value for all shareholders.

The economic benefits of a shareholder rights plan to shareholders have been validated in several studies. A study published in November 1997 by Georgeson & Company, a nationally recognized proxy solicitation and investor relations firm, found that companies with shareholder rights plans received $13 billion dollars in additional takeover premiums during the period 1992 to 1996. The Georgeson study also concluded that (1) premiums paid to acquire target companies with shareholder rights plans were on average eight percentage points higher than premiums paid for target companies that did not have such plans, (2) the presence of a rights plan did not increase the likelihood of the defeat of a hostile takeover bid or the withdrawal of a friendly bid, and (3) rights plans did not reduce the likelihood that a company would become a takeover target. Thus, this evidence suggests that rights plans achieve their principal objectives: protection against inadequate offers and abusive tactics, and increased bargaining power of the Board of Directors resulting in higher value for shareholders.

Although the proponent asserts that the proposal “won” more than 50% of the vote last year, the proposal failed to pass last year under the requirements of Delaware law. The facts are that in 2002, the proposal did not pass, receiving 49.46% of the shares present and entitled to vote, which represented only 34.16% of all outstanding shares eligible to vote. As part of its ongoing review of corporate governance, the Board of Directors and its Governance and Nominating Committee have carefully considered and evaluated the proposal, after being briefed on the proposal’s historical, policy, economic and legal implications. The Board has concluded that its ability to adopt a shareholder rights plan remains an important component of the Company’s ability to protect the interests of its shareholders. Requiring shareholder approval for the adoption of a rights plan would impede the ability of the Board to use such a plan for the benefit of shareholders when circumstances warrant.

In recommending a vote against the proposal, the Board of Directors has not determined that the Company should adopt a shareholder rights plan. Any such determination would be made only after careful deliberation, in light of all circumstances then prevailing, and in the exercise of the Board’s fiduciary duties. The recommendation against the proposal is based on the Board’s belief that it would not be wise to limit the flexibility of the Board to act in the best interests of the Company’s shareholders if circumstances arise in the future that would warrant the adoption of a rights plan.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

A VOTE AGAINST PROPOSAL 7.

ITEM 8.  SHAREHOLDER PROPOSAL ON SIMPLE MAJORITY VOTE

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

A VOTE AGAINST THIS PROPOSAL.

A shareholder has advised the Company that he intends to present the following resolution at the Annual Meeting. In accordance with the applicable proxy statement regulations, the proposed resolution and supporting statement, for which the Board of Directors and the Company accept no responsibility, are set forth below. Approval of this proposal would require the affirmative vote of a majority of the outstanding shares of Boeing stock present in person or by proxy and entitled to vote at the Annual Meeting.

Shareholder Resolution

Allow Simple-Majority Vote

This topic won a majority of our yes-no votes in 2002

Shareholders recommend our company implement a simple-majority vote rule. This recommendation includes all issues submitted to shareholder vote to the fullest extent possible. This proposal recommends the greatest flexibility to adopt the spirit and the letter of this topic to the fullest extent possible, as soon as possible, by amending our company governing documents including the by-laws.

Proponent’s Supporting Statement

Simple-majority requirements are widely supported

For example, ten proposals on this topic won 61% of the yes-no vote in 2002, according to the Investor Responsibility Research Center 2002 table “Average Voting Results on Significant Corporate Governance Proposals.” Certain major pension fund members of the Council of Institutional Investors support simple-majority provisions. Source: Council of Institutional Investors, www.cii.org, in the sections on “Core Policies,” approved March 25, 2002 and “About the Council.”

Simple-majority resolutions at major companies won an overall 54% of yes-no shareholder votes in 1999 and 2000, according to the above IRRC table dated September 27, 2000 and an 85%-yes vote at Alaska Air in 2002. This topic won a majority of our yes-no vote at our 2002 annual meeting.

Serious about Good Governance

Enron and the corporate disasters that followed forced many companies to get serious about good governance. Increasingly, institutional investors are flocking to stocks of companies perceived as being well governed and punishing stocks of companies seen as having lax oversight. Business Week, October 7, 2002.

It is important for our company to maintain institutional investor support. If our management loses the support of a number of large institutional investors and they sell their stock, it could negatively impact all remaining shareholders. Increasingly institutional investors recognize their role as owners of companies. A McKinsey & Co. survey showed that institutional investors are prepared to pay an 18% premium for good corporate governance.

A supermajority rule, like our company has, can mean that if 100% of shares voted are in favor of a proposal, it will not pass because a 75%-yes vote on all shares in existence is required for passage. Thus shareholder approval of certain items is all but impossible, in my view. Under our current rule a small minority of shareholders, as little as 1%, could force their will on a 74% majority of shareholders.

Management Commitment to Shareholders

By adopting a policy to allow simple majority vote, our board could demonstrate a commitment to the greatest management concern for shareholder value. In recent years, various companies have been willing to implement proposal topics that won a majority of yes-no shareholder votes. I believe that our company should do so as well.

Allow Simple-Majority Vote

This topic won a majority of our yes-no vote in 2002

Yes on 8.

Board of Directors’ Response

The Board of Directors continues to believe that this proposal concerning simple majority voting is not in the best interests of the Company and its shareholders and recommends a vote against the proposal.

Delaware law provides that most proposals submitted to a vote of the Company’s shareholders require a vote of a majority of the shares present and eligible to vote at the meeting, whether in person or by proxy. This is apparently what the proponent is referring to as a “simple majority vote.”

Delaware law also provides that certain matters presented to shareholders may be subject to a greater percentage vote standard if that standard is set forth in a company’s certificate of incorporation. The Company’s certificate of incorporation, which was approved by shareholder vote, provides that the vote of holders of at least 75% of the Company’s outstanding shares must approve certain fundamental changes involving the Company. These include amendments to the by-laws or certificate of incorporation and significant transactions involving “interested shareholders,” including mergers, sale of a significant proportion of assets and/or dissolution of the Company, unless disinterested directors make certain approvals or findings regarding the fairness of the transaction for all shareholders.

Contrary to the proponent’s belief, these provisions are not inconsistent with shareholders’ rights but are in fact designed to provide protection for all shareholders. The provisions are not intended to, and do not, preclude unsolicited, nonabusive offers to acquire the Company at a fair price. They are designed, instead, to encourage any potential acquirer to negotiate directly with the Board of Directors. This is desirable because the Company believes the Board is in the best position to evaluate the adequacy and fairness of proposed offers, to negotiate on behalf of all shareholders and to protect shareholders against abusive tactics during a takeover process. These provisions are also designed to protect all shareholders against self-interested actions by one or a few large shareholders. The proposal for a “simple majority vote on all issues” would eliminate these protections.

Although the proponent asserts that the proposal “won” more than 50% of the vote last year, the proposal failed to pass last year under the requirements of Delaware law. The facts are that in 2002, the proposal did not pass, receiving 49.54% of the shares present and entitled to vote, which represented only 34.01% of all outstanding shares eligible to vote. As part of its ongoing review of corporate governance, the Board of Directors and its Governance and Nominating Committee have carefully considered and evaluated the proposal, after being briefed on the proposal’s historical, policy, financial and legal implications. The Board has concluded that it is not in the best interests of the Company and its shareholders to eliminate supermajority voting as suggested by the proposal.

Approval of the proposal would not by itself eliminate the supermajority provisions described above. A formal amendment repealing the supermajority provisions would need to be submitted to the shareholders and upon recommendation of the Board, the amendment would require approval of the holders of at least a majority of all outstanding shares eligible to vote. As noted above, last year the proposal received approval of only 34.01% of the shares eligible to vote.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

A VOTE AGAINST PROPOSAL 8.

ITEM 9.  SHAREHOLDER PROPOSAL ON SEVERANCE AGREEMENTS

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

A VOTE AGAINST THIS PROPOSAL.

A shareholder has advised the Company that he intends to present the following resolution at the Annual Meeting. In accordance with the applicable proxy statement regulations, the proposed resolution and supporting statement, for which the Board of Directors and the Company accept no responsibility, are set forth below. Approval of this proposal would require the affirmative vote of a majority of the outstanding shares of Boeing stock present in person or by proxy and entitled to vote at the Annual Meeting.

Shareholder Resolution

Shareholder Right to Vote For or Against Golden Parachutes

Shareholders recommend the Board of Directors obtain prior shareholder approval for all future severance agreements for senior executives if there is a change in control of our Company. These payments are frequently called “golden parachutes.”

Proponent’s Supporting Statement

“Future severance agreements” include agreements renewing, modifying or extending existing severance agreements or employment agreements that contain severance provisions. This proposal applies if the total severance amount payable exceeds 200% of the senior executive’s annual base salary.

This includes that a majority of the golden parachute payments be indexed to the performance of the successor company in the 3 years following the change in control.

This includes that golden parachutes will not be given for a merger with less than 50% change in control. Or for a merger approved but not completed. Or for executives that transfer to the successor company. This would prevent a Northrop Grumman scenario where 450 executives collected $150 million simply because the failed Lockheed Martin merger had shareholder approval.

“Northrop to Take $180 Million Merger Charge,” Wall Street Journal, March 26, 1998

A change in control is more likely to occur if our executives have managed our company in ways that do not maximize shareholder value. Golden parachutes can allow our executives to walk away with millions if shareholder value suffers during their tenure.

This proposal topic won 28% of the yes-no shareholder vote at our 2002 annual meeting.

The Council of Institutional Investors favors shareholder approval if the amount payable exceeds 200% of the senior executive’s annual base salary.

Council of Institutional Investors, General Principles, March 26, 2001

In the interest of long-term shareholder value vote for:

Shareholder Right to Vote For or Against Golden Parachutes  Yes on 9

Board of Directors’ Response

The Board of Directors believes that contractual arrangements which provide reasonable severance benefits for key executives following a change in control of the Company can be an important and entirely appropriate element of an executive compensation program. Such arrangements may enhance the Company’s ability to recruit, retain and motivate executives and provide a means of ensuring the stability of the executive management team during mergers and reorganizations. This stability is in the best interests of all shareholders.

Although the Company currently does not have employment or severance agreements with its executive officers, the Board of Directors maintains that it is important for the Company to retain the flexibility to offer such arrangements in order to recruit and retain top executives.

The Board of Directors has concluded that shareholder approval of such arrangements is not in the best interests of the Company and its shareholders since the imposition of such a requirement would, as a practical matter, make it extremely difficult to implement in a timely manner compensation arrangements suited to particular situations and circumstances. In particular, under the proposal, unless the Company were to incur the significant expense of a special meeting of shareholders, such employment agreements could only be entered into once a year after approval at the annual meeting of shareholders or subject to a general pre-approval that might not be sufficient for all needs. Compensation arrangements with executives, including severance agreements, continue to be the responsibility of the Compensation Committee and the Board, which are in the best position to assess competitive compensation practices.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

A VOTE AGAINST PROPOSAL 9.

ITEM 5.  SHAREHOLDER PROPOSAL ON HUMAN RIGHTS POLICIES

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

A VOTE AGAINST THIS PROPOSAL.

Several shareholders have advised the Company that they intend to present the following resolution at the Annual Meeting. In accordance with the applicable proxy statement regulations, the proposed resolution and supporting statement, for which the Board of Directors and the Company accept no responsibility, are set forth below. Approval of this proposal would require the affirmative vote of a majority of the outstanding shares of Boeing stock present in person or by proxy and entitled to vote at the Annual Meeting.

Shareholder Resolution

Human Rights Policy

WHEREAS:    we believe transnational corporations operating in countries with repressive governments, ethnic conflict, weak rule of law, endemic corruption, or poor labor and environmental standards face serious risks to their reputation and share value if they are seen as responsible for, or complicit in, human rights violations.

Among the various nations where our country operates, the Peoples Republic of China has consistently been noted as violating basic human rights. Yet, our company has been called “China’s most valuable lobbyist.” It has also worked to have the U.S. government grant China Most Favored Nation status;

In a September 26, 2002 editorial, The Wall Street Journal noted how various Christians in China “are harassed, jailed and sometimes killed. Catholics loyal to the Pope remain persecuted, as are Protestants whose only crime is reading the Bible, without official authorization, in their own homes. Last December five members of an evangelical sect were sentenced to death in secret trials”;

Our company has no comprehensive human rights policy that would enable it to effectively manage and avoid allegations of aiding and abetting such abuses;

Several of our company’s major competitors have already adopted a comprehensive human rights policy based upon the Universal Declaration of Human Rights (1948);

We believe significant commercial advantages may accrue to our company by adopting a comprehensive human rights policy including: enhanced corporate reputation, improved employee recruitment and retention, improved community and stakeholder relations, and reduced risk of adverse publicity, consumer boycotts, divestment campaigns, and law suits;

Congressional resolutions have been introduced calling for human rights criteria for companies operating in China, Tibet and elsewhere;

RESOLVED:    shareholders request the Board to develop and adopt a comprehensive human rights policy to include an explicit commitment to support and uphold the principles and values contained in the Universal Declaration of Human Rights. We suggest that they adopt such a policy at the earliest possible time and that they report on the progress made in this regard, especially in places like China which have consistently been listed as in violation of basic human rights, no later than November 1, 2003.

Proponents’ Supporting Statement

We believe our human rights policy should include:

1.	Workplace standards based upon the core conventions of the International Labor Organization (ILO Conventions No. 29, 87, 98, 100, 105, 111, 138, and 182).

2.	Standards regarding the use of security personnel, both private and host country security forces, that is based upon and consistent with internationally accepted human rights norms, such as the U.N. Code of Conduct for Law Enforcement Officials.

3.	Human rights and social impact assessment conducted prior to any decision to invest in countries in civil conflict or which have poor human rights records, as prepared by the U.S. Department of State.

4.	A plan for implementing these commitments and policies throughout our company’s global operations that provides for a secure and independent complaint mechanism, provisions for consultation with local affected communities, provisions for social auditing by credible independent agencies, and provisions for annual public reporting.

Board of Directors’ Response

As a global enterprise for aerospace leadership, Boeing is committed to remaining one of the premier industrial companies in the world. In our international as well as our domestic operations we will continue our history of operating with integrity and the highest ethical business principles. We are committed to promoting the rule of law and showing respect for employees and their rights of association and assembly wherever we operate in the world, and to conducting our business with a high regard for health, safety, the environment, and social responsibility.

Good corporate citizenship is a value embedded in the Company’s 2016 Vision Statement and the Company’s day-to-day operations, locally and globally. We have structures in place to ensure ethical decision making and compliance with legal and ethical principles in all our operations. The Ethics and Business Conduct Committee oversees the Company’s ethics program and plays a role in guiding all business decisions. Members of the Committee include the Company chairman and chief executive officer and the presidents of the operating groups.

We have found that significant good is accomplished by bringing countries into the mainstream of open-market trading and economic progress. It is the Company’s experience and belief that operations in a foreign country and involvement with its local employees and communities can make a positive difference in both the economic well-being of the people and the eventual betterment of their society. We believe that adoption of the policy called for by the proposal would unnecessarily limit the Company’s international operations and would impose unnecessary administrative barriers to initiating operations rapidly in countries to the benefit of Boeing and its shareholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

A VOTE AGAINST PROPOSAL 5.